EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of March 30, 2020, by and between Edible Garden Corp., a Nevada corporation (the “Seller”), and Edible Garden Incorporated, a Wyoming corporation (the “Purchaser” and together with Seller, each a “Party” and collectively, the “Parties”).

RECITALS

A. Purchaser is interested in purchasing, and Seller is interested in selling, certain assets related to the Seller’s business (the “Business”), as more fully described herein .

B. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for the consideration set forth herein, all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Assets (as defined below), free and clear of all liens, claims, interests, encumbrances, charges, claims, community property interests, pledges and other security interests, conditions, equitable interests, options, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any nature (collectively, “Encumbrances”), except as set forth in Section 3.4 of the Disclosure Schedules. In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good, valid and marketable title to all of the Assets, free and clear of all Encumbrances, except as set forth in Section 3.4 of the Disclosure Schedules, to Purchaser, and Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date. Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser to convey to Purchaser good title to all Assets, as well as such other instruments of sale and/or transfer as Purchaser may reasonably request (whether on or after the Closing Date) to evidence and effect the Transaction contemplated herein.

1.2 Assets. As used in this Agreement, the term “Assets” means, collectively, all of Seller’s right, title and interest in and to all the assets, properties and rights which are used exclusively in connection with the operation of the Seller’s Business, in each case only those specifically related to or located at the Seller’s premises, excluding the Excluded Assets (as defined below).

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1.3 Excluded Assets. Notwithstanding anything herein to the contrary, it is hereby expressly acknowledged and agreed that the Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Purchaser, and Purchaser is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described below (the “Excluded Assets”):

(a) all rights, claims or causes of action of Seller arising under this Agreement;

(b) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller; and

(d) any other assets identified on Schedule 1.3 hereto.

1.4 Assumed Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to pay, perform and discharge according to their terms the following Liabilities (collectively, the “Assumed Liabilities”): (i) all Liabilities, if any, of Seller specifically set forth herein, (ii) all Liabilities incurred with respect to the Assets, and (iii) any Transfer Taxes, Fees and Property Taxes, in each case, to the extent specifically allocated to Purchaser pursuant to Article VI.

1.5 Excluded Liabilities. Purchaser shall not assume any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), which in each case shall remain obligations and Liabilities of Seller.

1.6 Purchase Price and Payment. In consideration for the Assets, Purchaser shall (a) issue to Seller or an Affiliate of Seller a Three Million Dollar ($3,000,000) principal secured note (the “Secured Note”) with three and one-half percent (3.50%) interest (the “Purchase Consideration”) with a five-year maturity, substantially in the form attached hereto as Exhibit A.

1.7 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset, lease, Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any assignment or transfer to Purchaser by Seller of any interest under any such Asset, lease, Permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. Nothing in this Section 1.7 shall be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.2.

1.8 Allocation. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts to prepare a joint schedule allocating the aggregate consideration (including the Assumed Liabilities) payable for the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation Schedule”). If Seller and Purchaser are able to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Purchaser and Seller are unable to agree upon the Allocation Schedule within 30 days after the Closing Date, any dispute or disagreement between Purchaser and Seller regarding any matter set forth in the Allocation Schedule shall be resolved promptly by the Independent Auditor, the costs of which shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand. Purchaser and Seller shall prepare and file all Tax Returns and other statements in a manner consistent with the Allocation Schedule and shall not make any inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with a Taxing authority, provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Schedule, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Schedule.

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1.9 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 2
THE CLOSING

2.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement, including the sale of the Assets and issuance of the Secured Note (the “Transactions”), shall be by electronic transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt at 12:00 P.M. Eastern Time on the date hereof or on such other date and/or time as is mutually agreed to in writing by Purchaser and Seller (the “Closing Date”).

2.2 Closing Deliverables. At Closing:

(a) Seller shall deliver to Purchaser:

(i) the Secured Note, the Security Agreement substantially in the form attached hereto as Exhibit B, and the Transition Services Agreement substantially in the form attached hereto as Exhibit C, each duly executed by Seller; and

(ii) such other certificates, instruments or documents as may be reasonably necessary or appropriate to carry out the Transactions, each in form and content satisfactory to Purchaser (in its reasonable discretion).

(b) Purchaser shall deliver to Seller:

(i) the Assets;

(ii) the Security Agreement and the Transition Services Agreement, each duly executed by Purchaser; and

(iii) such other certificates, instruments or documents as may be reasonably necessary or appropriate to carry out the Transactions, each in form and content satisfactory to Seller (in its reasonable discretion).

2.3 Post-Closing Deliveries by the Seller. Promptly following the Closing, Seller shall deliver to Purchaser, to the extent such documents are not at the Seller’s offices or facilities, copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller pertaining to the Business (collectively, the “Records”); provided, however, that for the avoidance of doubt Seller may retain (i) copies of any tax returns and copies of Records relating thereto, (ii) copies of all Records that Seller is reasonably likely to need for complying with any legal requirements or contractual commitments, and (iii) copies of any Records that in the reasonable opinion of Seller will be or could reasonably be expected to be required in connection with the performance of Seller’s obligations hereunder.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date.

3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Seller has full corporate power and authority to enter into the Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

3.2 No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Seller is a party or by which Seller is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Seller; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Seller. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller or the Seller in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

3.3 Absence of Certain Changes. Since December 31, 2019: (a) Seller has operated in all respects only in the ordinary course of business and consistent with past practice; and (b) there has not been any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Title to Assets. Except as set forth in Section 3.4 of the Disclosure Schedules, to the Seller’s Knowledge, the Seller has good and valid title to the Assets.

3.5 Insurance. All of the Seller’s active insurance policies and fidelity bonds covering the Seller and its businesses, properties, assets, product liability, directors, officers and employees (collectively, the “Insurance Policies”) have been provided. The Seller is not in violation or breach of or default under any of its obligations under any such Insurance Policy. The Seller has not received any written notice that any Insurance Policy has been canceled or cover prejudiced or suspended. There are no material claims individually or in the aggregate by the Seller pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

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3.6 Litigation. The Seller has not received written notice that any investigation, audit or assessment by a Governmental Entity is currently pending involving the Assets or the Transactions, and to Seller’s Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Entity with respect to Seller involving the Assets or that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

3.7 Environmental Compliance and Conditions.

(a) The Seller does not have any material liability under any Environmental and Safety Requirement or with respect to Hazardous Substances.

(b) (i) The Seller has not received notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against the Purchaser under any Environmental and Safety Requirement or with respect to Hazardous Substances; and (ii) the Seller has not received from any Governmental Entity written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental and Safety Requirement for any site Contaminated by Hazardous Substances.

(c) The Seller has not released Hazardous Substances in violation of applicable Environmental and Safety Requirement in a manner that would, individually or in the aggregate, result in material liability to, or require Response Action by, the Seller.

3.8 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) required to be filed by the Seller on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller. Seller has delivered to Purchaser copies of all Tax Returns and examination reports of the Seller and statements of deficiencies assessed against, or agreed to by, the Seller for all Tax periods ending after December 31, 2018.

(b) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller.

(c) The Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Purchaser is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

3.9 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Seller in connection with the Transactions.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming. Purchaser has full corporate power and authority to enter into the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions and thereby. The execution and delivery by Purchaser of Transaction Documents, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transactions and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser, such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms.

4.2 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and any Transaction Document to which it is a party, and the consummation of the Transactions and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Seller. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

4.3 Litigation. Purchaser has not received written notice that any investigation, audit or assessment by a Governmental Entity is currently pending involving the Assets or the Transactions, and to Purchaser’s Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Entity with respect to Purchaser involving the Assets or that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

4.4 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Purchaser in connection with the Transactions.

ARTICLE 5
COVENANTS

5.1 Covenants.

(a) After Closing, Seller and Purchaser will take all actions, execute and deliver all documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and any other Transaction Documents;

(b) Purchaser shall cover the all costs of road expansion and completing the pack house located at the Seller’s premises; and

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(c) Seller shall loan to Purchaser an amount in cash every two weeks in the amount of Purchaser’s payroll. Purchaser shall issue Seller a note for each loan, on terms substantially similar to the Secured Note, the aggregate of such notes shall not exceed three hundred thousand dollars ($300,000).

ARTICLE 6
TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Purchaser, Seller shall not, to the extent it may affect or relate to the Seller: (i) make, change, or rescind any Tax election: (ii) amend any Tax Return; or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Seller in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Seller after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

6.2 Tax Indemnification. From and after the Closing, the Purchaser Indemnified Persons shall be entitled to indemnification for, without duplication, all Losses attributable to:

(a) (i) any Taxes imposed on or payable by or with respect to the Seller (other than Transfer Taxes) for any Pre-Closing Period or Straddle Period (to the extent allocable to the Pre-Closing Period pursuant to Section 6.1); (ii) any Taxes (other than Transfer Taxes) of the Sellers or their Affiliates for any period (whether before or after the Closing Date); (iii) Transfer Taxes to the extent required to be borne by Sellers pursuant to Section 6.7; and (iv) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation. For the avoidance of doubt, Excluded Taxes shall not include any Taxes arising from or attributable to actions by Purchaser or its Affiliates taken on the Closing Date after the Closing outside the ordinary course of business;

(b) any Taxes resulting from the failure of any of the representations or warranties made by the Seller or the Seller in this Agreement to be true and correct on the date hereof and at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date);

(c) any Taxes resulting from any breach by the Seller of any of its covenants or agreements contained herein which are to be performed by the Seller on or before the Closing Date, and any breach by the Seller of any of its covenants or agreements contained herein; and (D) reasonable legal fees and expenses, attributable to any item in clauses; and

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(d) reasonable legal fees and expenses, attributable to any item in clauses (a) - (c) of this Section 6.2.

6.3 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated any Pre-Closing Period for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.4 Termination of Tax Sharing. Any and all existing Tax sharing agreements (whether written or not) binding upon the Seller shall be terminated as of the Closing Date. After such date neither the Seller, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

6.5 Tax Proceedings.

(a) If any Governmental Entity asserts a Tax Proceeding, then the party first receiving notice of such Tax Proceeding promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure to so notify shall not relieve the party from whom indemnification is being sought of its obligations hereunder, except to the extent that the party from whom indemnification is being sought is materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity.

(b) Seller shall, subject to Section 6.5(d), have the right to control, at Seller’s expense, any Tax Proceeding in respect of the Seller for any Pre-Closing Period; provided, however, that (i) Seller shall provide Purchaser with a timely and reasonably detailed account of each phase of such Tax Proceedings, (ii) Seller shall consult with Purchaser before taking any significant action in connection with such Tax Proceedings, (iii) Seller shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceedings, (iv) Purchaser shall be entitled to participate, at its sole expense, in such Tax Proceedings and receive copies of any written materials relating to such Tax Proceedings received from the relevant Governmental Entity, and (v) Seller shall not settle, compromise or abandon any such Tax Proceedings without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Purchaser shall have the exclusive right to control any Tax Proceedings in respect of Taxes of the Seller for any Straddle Period of the Seller; provided, however, that with respect to any such Tax Proceeding which could reasonably be expected to result in a Tax for which Seller is liable under Section 6.2: (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceedings, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceedings, (iii) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceedings, (iv) Seller shall, at its sole expense, be entitled to participate in such Tax Proceedings and receive copies of any written materials relating to such Tax Proceedings received from the relevant Governmental Entity, and (v) Purchaser shall not settle, compromise or abandon any such Tax Proceedings without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

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(d) Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the exclusive right to control (i) any Tax Proceedings in respect of the Seller not described in Section 6.5(b) or 6.5(c), and (ii) any Tax Proceedings in respect of the Seller described in Section 6.5(b) if Seller fails to diligently defend such Tax Proceedings.

6.6 Tax Cooperation. Seller, Purchaser, the Seller, their respective Affiliates and their directors, officers, employees, shareholders, agents, representatives, successors and assigns shall reasonably cooperate with each other in connection with (a) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Seller and (b) any Tax Proceeding. Such cooperation shall include the furnishing or making available of employees on a mutually convenient basis and records, books of account or other materials of the Seller necessary or helpful for the preparation of such Tax Returns or the defense against assertions of any Governmental Entity.

6.7 Transfer Taxes. All transfer, documentary, excise, sales, use, registration, stamp, duty, recording, property and similar Taxes or fees, including any penalties, interest and additions to Tax, imposed in respect of the Transactions (the “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by Seller, on the other hand. The Seller shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable law; provided, however, that Purchaser and Seller shall cooperate in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

6.8 Coordination; Survival. Claims for indemnification with respect to Taxes, and the procedures with respect thereto, shall be governed exclusively by this Article 6 and, except with respect to Sections 7.1 and 7.4, the provisions of Article 7 shall not apply.

6.9 Tax Treatment of Indemnity Payments. The parties hereto agree to treat any payment made pursuant to Section 6.2 or Article 7 as an adjustment to the Purchase Consideration for all Tax purposes, except to the extent otherwise required by applicable Law.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

7.1 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is the first anniversary of the Closing Date. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved except for Fundamental Representations, which shall survive the Closing until the date which is sixty (60) calendar days following the expiration of all applicable statutes of limitations.

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7.2 Indemnification by Seller. Subject to the limitations on liability set forth in this Agreement, Seller agrees to save, defend, indemnify and hold harmless Purchaser, its successors and assigns, and their respective officers, directors, employees an agents (collectively, the “Seller Indemnified Persons”) from and against any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, damages, obligations, liabilities and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”), suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by Seller under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of Seller contained herein, (iii) any and all Losses relating to any of the foregoing or in enforcing this indemnity, or (iv) reasonable legal expenses incurred by Purchaser in connection with a potential direct claim made against Purchaser in connection with a breach of this Agreement.

7.3 Indemnification by Purchaser. Subject to the limitations on liability set forth in this Agreement, Purchaser agrees to save, defend, indemnify and hold harmless Seller, its successors and assigns, and their respective officers, directors, employees an agents (collectively, the “Purchaser Indemnified Persons” and together with Seller Indemnified Persons, collectively, the “Indemnified Persons”) from and against any and all Losses, suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by Purchaser under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of Purchaser contained herein, or (iii) any and all Losses incident to any of the foregoing or in enforcing this indemnity or (iv) reasonable legal expenses incurred by Purchaser in connection with a potential direct claim made against Purchaser in connection with a breach of this Agreement.

7.4 Claims.

(a) Any Indemnified Person shall promptly deliver to Seller in the case of claims brought by a Purchaser Indemnified Person and to Purchaser in the case of claims brought by a Seller Indemnified Person, (such notified party, the “Responsible Party”) notice (a “Claim Notice”) of any matter which such Indemnified Person has determined has given or could give rise to a right of indemnification under Section 7.2 or Section 7.3 (a “Claim”), within twenty (20) days of such determination, stating the nature of the claim, to the extent then known by the Indemnified Person, a good-faith estimate of the Loss and method of computation thereof, to the extent then reasonably estimable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to so timely notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Person from the Responsible Party, if the Responsible Party does not notify the Indemnified Person within thirty (30) days from its receipt of the Claim Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim. If the Responsible Party has disputed a claim for indemnification under Section 7.2 or Section 7.3, the Responsible Party and the Indemnified Person shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Person cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to the terms of Section 8.5.

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(b) Third-Party Claims. If an Action by a third party (a “Third-Party Claim”) is made against any Indemnified Person, and if such Indemnified Person intends to seek indemnity with respect thereto under Section 8.2 or Section 8.3, such Indemnified Person shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby. Other than in connection with a Third-Party Claim by a Governmental Entity, the Responsible Party shall have the right to assume, within thirty (30) days after receipt of such notice, the conduct and control, through counsel reasonably acceptable to the Indemnified Person at the expense of the Responsible Party, of the settlement or defense thereof), by sending notice thereof to the Indemnified Person, which notice shall state that Responsible Party shall indemnify the Indemnified Person for the entirety of all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and the Indemnified Person shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Person to participate in such settlement or defense through counsel chosen by such Indemnified Person; provided, further, that the fees and expenses of such counsel shall be borne by such Indemnified Person. Notwithstanding an election to assume the defense of such Third-Party Claim, the Indemnified Person shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Responsible Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists any actual or potential conflict of interest between the Indemnified Person and the Responsible Party in connection with the defense of the Third-Party Claim that would make representation by the same counsel or the counsel selected by the Responsible Party inappropriate, (ii) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Person, (iii) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Action, or (iv) the resolution of the Third-Party Claim could materially affect the operations or business of Purchaser Purchaser’s Subsidiaries.

(c) Settlement of Third-Party Claims. So long as the Responsible Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Person shall not pay or settle any Third-Party Claim without the prior consent of the Responsible Party, which consent shall not be unreasonably withheld). If the Responsible Party does not notify the Indemnified Person within thirty (30) days after the receipt of the Indemnified Person’s notice of a Third-Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Person shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Person, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third-Party Claim or consent to entry of any judgment, (ii) does not involve only the payment of money damages, (iii) imposes an injunction or other equitable relief upon the Indemnified Person or (iv) includes any admission of wrongdoing or misconduct by the Indemnified Person.

(d) Any Indemnified Person shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third-Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Person of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

7.5 Limitations on Liability. In no event shall either party be liable for any punitive, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, and/or diminution of value relating to the breach or alleged breach of this Agreement. Notwithstanding the forgoing or anything else contained herein, any claim for indemnification by Seller indemnified Person or any other Losses incurred by a Seller Indemnified Person as a result of a breach of this Agreement by a Seller, shall be capped at the Purchase Consideration actually received by Seller pursuant to this Agreement.

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7.6 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

ARTICLE 8
MISCELLANEOUS

8.1 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery if during business hours or, if not, on the next business day, (ii) three (3) business days after deposit of the same in the U.S. mail if mailed by certified mail (return receipt requested), or (iii) one (1) business day after deposit of the same with a nationally recognized overnight courier service if mailed for next business day delivery, in each case, to the addressee thereof at its address set forth below (or at such other address of such party as such party shall have specified in a notice to the other party):

If to Purchaser:

Edible Garden Incorporated

283 County Road 519

Belvidere, NJ 07823

Attention: Michael James

Email: MJames@ediblegarden.com

If to Seller:

Edible Garden Corp.

2040 Main Street, Suite 225

Irvine, CA 92614

Attention: Michael Nahass

Email: Mike@terratechcorp.com

8.2 Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto; provided, that, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other non-assigning party. Any purported assignment in contravention of the foregoing shall be deemed null and void.

8.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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8.4 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of New Jersey, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

8.5 Arbitration. Any and all claims or disputes between the parties that arise from or relate or pertain in any way to this Agreement, to the parties’ rights or obligations under this Agreement, to the subject matter of this Agreement, or the arbitrability of any such claim or dispute shall be resolved solely and exclusively by binding arbitration in Warren County, New Jersey before a panel of three Arbitrators in a confidential arbitration proceeding to be conducted by JAMS in the English language pursuant to the JAMS International Arbitration Rules and Procedures. No person shall be eligible to serve as arbitrator in any such proceeding unless he or she shall have served as a state or federal Judge or Justice of a court within the State of New Jersey for at least five years. The prevailing party or parties to any such dispute shall be entitled to recover all of its or their reasonable attorneys' fees and other costs of the arbitration, and any related judicial proceedings, from the non-prevailing party or parties. Each party to this Agreement hereby consents irrevocably to the jurisdiction of the state and federal courts located in the State of New Jersey for the purpose of enforcing this Agreement to arbitrate and for the purposes of any proceedings to confirm, vacate or modify any arbitration award rendered hereunder. Any party may also apply to any court anywhere in the world for the purpose of enforcing any such arbitration award. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.1 shall be deemed effective service of process on such Party.

8.6 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

8.7 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire understanding among the parties with respect to the subject matter hereof. Any agreement, discussions, or negotiations among the parties prior to the date hereof with respect to the subject matter hereof is superseded by this Agreement. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.8 Amendment; Waiver. No provision of this Agreement may be amended except in a written instrument signed by Purchaser and Seller. No provision of this Agreement may be waived except in a written instrument signed by the party waiving the benefit to which it is otherwise entitled. No waiver of any provision, condition, or requirement of this Agreement shall be deemed to be a waiver continuing into the future or a waiver on a subsequent occasion or a waiver of any other provision, condition, or requirement of this Agreement, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair such party’s ability to exercise such right.

8.9 Expenses. Each party hereto shall pay its own costs and expenses involved in carrying out the Transactions.

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8.10 Remedies Are Exclusive. The remedies provided in this Agreement for a breach of a party’s obligations hereunder shall be exclusive and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto, whether at law or equity.

8.11 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law and regulations or otherwise, to fulfill its obligations under this Agreement and to consummate the Transactions.

ARTICLE 9
DEFINITIONS

9.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, arbitration, claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Claim Notice” is defined in Section 7.4(a).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Contracts,” when described as being those of or applicable to any Person, shall mean any and all written contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

“Dispute Notice” is defined in Section 7.4(a).

“Encumbrances” is defined in Section 1.1.

“Environmental and Safety Requirements” is defined in Section

“Environmental Permits” is defined in Section

“Fundamental Representations” means the representations and warranties of the Seller set forth in Section 1.1 (Organization and Authority of Seller), Section 3.1 (Organization, Authority and Qualification of the Seller), Section 1.1 (Capitalization) and Section 3.8 (Broker’s Fees).

“Governmental Entity” means any supranational, federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

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“Hazardous Substance” means any substance, material or waste that is defined or listed by a Governmental Entity pursuant to any Environmental and Safety Requirements as “toxic”, “hazardous”, “a pollutant”, or radioactive”, including asbestos, urea formaldehyde, polychlorinated biphenyls, petroleum, or any petroleum-based products or radon gas.

“Indemnified Persons” is defined in Section 7.3.

“Insurance Policies” is defined in Section 3.5.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, injunction, Order or decree of any Governmental Entity.

“Liability” means any indebtedness, debts, claims, obligations and other liabilities of a Person, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, and including all costs and expense relating thereto.

“Losses” is defined in Section 7.1.

“Material Adverse Effect” means any fact, circumstance, development, event, condition, occurrence or change that (a) has, or would be reasonably expected to have, either individually or in the aggregate with all other facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) business (as conducted as of the date hereof) or results of operation of the Seller, but excluding, for purposes of this clause (a) in each case any such fact, circumstance, development, event, condition, occurrence or change resulting or arising from: (i) any change, after the date hereof, in GAAP or applicable Law or the application or interpretation thereof; (ii) any change in general economic conditions in the industries or markets in which the Seller operates or affecting United States or foreign economies in general, including changes in interest or exchange rates; (iii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, acts of war (whether declared or not declared) or terrorism, or the escalation thereof; (iv) hurricanes, earthquakes, tornadoes, floods or other natural disaster; (v) changes in financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or NASDAQ National Market for a period in excess of one day or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof; except that facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes set forth in the foregoing clauses (i) - (v) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes have a disproportionate adverse effect on the Seller relative to the other Persons in the industries and markets in which the Seller operates; or (b) has, or would be reasonably expected to have, a material adverse effect on the ability of the Seller to consummate the Transactions.

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Seller consistent with its past practice with respect to the activity in question.

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“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, limited liability company agreement, limited partnership agreement, operating agreement or similar governing documents, as amended.

“Party” and “Parties” is defined in the Preamble.

“Permits” means all permits, licenses, approvals, consents, notices, waivers, qualifications, filings, registrations, exemptions and authorizations by or of, or registrations with, any Governmental Entity necessary to conduct the business and own the assets of the Seller as currently conducted and owned.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any department, agency or political subdivision thereof or any other organization or entity of any kind.

“Purchase Consideration” is defined in Section 1.6.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnified Persons” is defined in Section 7.3.

“Purchaser’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any officer of Purchaser.

“Response Action” shall mean any action required by a Governmental Entity to investigate, abate, monitor, remediate, remove, mitigate or otherwise address any violation of Environmental and Safety Requirements, any Contamination of any property owned, leased or occupied by the Seller or any release or threatened release of Hazardous Substances. Without limitation, Response Action shall include any action that would be a “response” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. § 9601 (25).

“Responsible Party” is defined in Section 7.4(a).

“Securities Act” is defined in Section 1.1.

“Secured Note” is defined in Section 1.2.

“Seller” is defined in the Preamble.

“Seller Indemnified Persons” is defined in Section 7.1.

“Seller’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Derek Peterson and Michael Nahass.

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“Tax” or “Taxes” means (i) any and all U.S. federal, state, local, territorial and non-U.S. taxes, assessments and other governmental charges, duties, impositions, withholdings, fees, levies, imposts and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, gains, capital gains, sales, use, business and occupation, license, registration, and value added, goods and services, ad valorem, capital, windfall profit, production, transfer, stamp, alternative or add-on minimum, intangibles, estimated, franchise, withholding, payroll (including social security contributions), employment, severance, recapture, employment, excise and property (real and personal) taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this section as a result of being a member of an affiliated, consolidated, combined goods and services, unitary or similar group for any period (including an arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this section as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Proceeding” means an audit, examination, suit, action or proceeding in respect of, relating to or attributable to Taxes or any Tax Return of the Seller.

“Tax Returns” is defined in Section 3.8(a).

“Third-Party Claim” is defined in Section 7.4(b).

“Transaction Documents” means this Agreement, the Secured Note, the Security Agreement, the Transition Services Agreement and all other agreements to be executed and delivered by a Party in connection with the consummation of the Transactions.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

EDIBLE GARDEN CORP.

By:	/s/ Michael Nahass
Name:	Michael Nahass
Title:	President/COO

PURCHASER:

EDIBLE GARDEN INCORPORATED

By:	/s/ Michael C. James
Name:	Michael C. James
Title:	Treasurer

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